Exhibit 10B
VF CORPORATION 1996 STOCK COMPENSATION PLAN
NON-QUALIFIED STOCK OPTION CERTIFICATE
Optionee:
Date of Grant:
Number of Shares:
Option Price Per Share:
THIS IS TO CERTIFY that on the above Date of Grant, VF CORPORATION, a Pennsylvania corporation (the “Corporation”), granted to the named Optionee a Non-Qualified Stock Option, subject to the terms and conditions of the 1996 Stock Compensation Plan (the “Plan”), which is incorporated herein by reference. This Option shall not be treated as an Incentive Stock Option. The Optionee may purchase from the Corporation the Number of Shares of its Common Stock at the Option Price Per Share identified above, subject, however, to the following terms and conditions.
1. Subject to paragraph 2 below:
(a)	Unless the exercise date of this Option is accelerated in accordance with Article X of the Plan, this Option shall vest and be exercisable as follows:
•	one-third (1/3) of the shares of this Option (rounded up to the nearest whole share) shall only be exercisable for a period of nine (9) years, commencing on the first anniversary of the Date of Grant;

•	one-third (1/3) of the shares of this Option (rounded to the nearest whole share) shall only be exercisable for a period of eight (8) years, commencing on the second anniversary of the Date of Grant; and

•	one-third (1/3) of the shares of this Option (rounded down to the nearest whole share) shall only be exercisable for a period of seven (7) years, commencing on the third anniversary of the Date of Grant; and all rights to exercise all or any part of this Option will end upon the expiration of ten years from the Date of Grant;
(b)	This Option shall only be exercisable so long as the Optionee remains an employee of the Corporation or a Subsidiary (as defined in the Plan); and

(c)	In the event that the Optionee’s employment is terminated at any time prior to the exercise of this Option for any reason, all of the Optionee’s rights, if any then remain, under this Option shall be forfeited and this Option shall terminate immediately.
2. The provisions of paragraph 1 of this Certificate to the contrary notwithstanding, upon the termination of the Optionee’s employment with the Corporation (including its Subsidiaries) at any time prior to the expiration of ten years from the Date of Grant of this Option by reason of Retirement (as defined in the Plan), permanent and total disability, death, or involuntary separation of employment with the Optionee receiving severance pay in installments, the Optionee or his estate may exercise the Option to the extent specified in this Section 2 during the applicable period: (a) the 36 month period following the date of Retirement, permanent and total disability, or the Optionee’s death, or (b) until the end of the period of the Optionee’s receipt of installments of severance pay in the event of involuntary separation of employment. If an Optionee dies during the 36 month period following such termination of employment by reason of Retirement or permanent and total disability, then the Optionee’s estate may exercise any outstanding options during the balance of the 36 month period; and if an Optionee dies during the period of such receipt of installments of severance pay following an involuntary separation of employment, then the Optionee’s estate may exercise any outstanding options during the balance of the period of receipt of installments of severance pay. If an Optionee retires (in accordance with the definition of Retirement in the Plan) prior to the payment of the final installment of severance pay following an involuntary separation of employment, the Optionee may exercise any outstanding options for the 36 month period beginning on the date of such involuntary separation of employment. Upon the termination of the Optionee’s employment with the Corporation due to death or permanent and total disability, any unvested portion of the Option will vest and become immediately exercisable in full and will remain exercisable as described in the preceding sentence. Upon termination of the Optionee’s employment with the Corporation due to Retirement or involuntary separation of employment with the Optionee receiving severance pay in installments, the Option shall be or become exercisable during the post-termination exercise period only at such times as it would have been exercisable under Section 1(a) had Optionee’s employment not terminated (thus, (a) in the case of Retirement, any portion of the Option that would not have vested before the expiration of the 36-month period following termination will be forfeited and (b) in the case of involuntary separation of employment, any portion of the Option that would not have vested before expiration of the period of the Optionee’s receipt of installments of severance pay will be forfeited). Notwithstanding anything in this Certificate to the contrary, in no event, however, shall this Option be exercisable after the expiration of ten years from the Date of Grant. In addition, and notwithstanding anything in this Certificate to the contrary, this Option shall be forfeited and shall terminate immediately on the Optionee’s date of termination of employment for any reason (or, if later, cessation of the period of time for which severance payments are made) prior to December 31 of the calendar year in which this Option is granted.
3. During the life of the Optionee, this Option may only be exercised by the Optionee, except as otherwise provided in the Plan. The Optionee is responsible for all applicable taxes. The exercise of this Option is subject to the Corporation’s policies regulating trading by employees in securities of the Corporation, including any applicable “blackout” periods when trading is not permitted.
4. This Option shall be exercised by written notice to the Corporation stating the number of shares with respect to which it is being exercised and accompanied by payment of the full amount of the Option Price for the number of shares desired by a check payable to the order of the Corporation, or, if acceptable to the Committee which administers the Plan, by delivery of a cash equivalent or surrender or delivery to the Corporation of shares of its Common Stock or by a combination of a check and shares of Common Stock. The exercise date of this Option shall be the date upon which the notice of exercise is received by the Corporation with full payment of the Option Price. In addition, this Option may be exercised on behalf of the Optionee by a designated brokerage firm in accordance with the terms of the Plan and the rules of the Committee.
5. This Option may only be exercised if all personal income tax and applicable social security tax liabilities are borne by the Optionee. This includes the satisfaction of any applicable tax which the Corporation and/or the Subsidiary employing such Optionee may in its judgment be required to withhold. To enable the withholding of such tax, the Corporation or the Subsidiary employing the Optionee may receive and retain the option exercise proceeds (in the form of shares, remitting the fair market value of such shares to the appropriate taxing authorities) or the proceeds of any sale of Option shares (in the form of cash) on behalf of the Optionee. In the event that the tax withheld is not sufficient to cover the Optionee’s total tax liability arising directly or indirectly from the grant of the Option, the Optionee accepts full responsibility of such tax liability.
6. The grant of this Option:
(a)	is made at the discretion of the Corporation which retains certain rights pursuant to the Plan to amend the terms of the Option or the Plan;

(b)	shall not be construed as entitling the Optionee to future option grants and/or continued employment with the Corporation (including its Subsidiaries); and

(c)	shall not be considered as part of the Optionee’s salary for purposes of calculating severance in the event of the Optionee’s voluntary or involuntary termination of employment.

7. This Option is subject to the Corporation’s Forfeiture Policy for Equity and Incentive Awards in the Event of Restatement of Financial Results as in effect at the date of this Option. Such Policy imposes conditions that may result in forfeiture of the Option or the proceeds to you resulting from the Option (a so-called “clawback”) in certain circumstances if the Corporation’s financial statements are required to be restated as a result of misconduct.
8. The Corporation (including the Subsidiary employing the Optionee) is hereby authorized to transmit any personal information that it deems necessary to facilitate the administration of the Option grant.
9. This Certificate, including the rights and obligations of the Optionee and the Corporation hereunder, is subject in all respects to the Plan, which shall be controlling in the event of any inconsistency with or omission from this Certificate.
By accepting the grant of this Option, the Optionee acknowledges that he or she understands and agrees to its terms.

VF CORPORATION
By:
Eric C. Wiseman
Chairman, President and Chief Executive Officer

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